Exhibit 10.4

PURCHASE AND SALE AGREEMENT

BETWEEN

MACQUARIE OFFICE II LLC, as Purchaser

and

MAGUIRE PROPERTIES, L.P., as Seller

Cerritos Corporate Center, California

October 26, 2005

ARTICLE 1: BASIC TERMS	1
1.1 Sale	1
1.2 Purchase Price	2
1.3 Seller Remedies	2
1.4 Purchaser Remedies	2
ARTICLE 2: INSPECTION	3
2.1 Seller’s Delivery of Specified Documents	3
2.2 Due Diligence	3
2.3 Access	3
2.4 Tenant Estoppels	3
2.5 Property Management Contracts; Employees	4
2.6 Ground Leases	4
2.7 [Intentionally Omitted.]	5
2.8 CCRs	5
ARTICLE 3: TITLE AND SURVEY REVIEW	5
3.1 Delivery of Title Commitment and Survey	5
3.2 Title Review and Cure	5
3.3 Delivery of Title Policy at Closing	6
3.4 Title and Survey Costs	6
ARTICLE 4: OPERATIONS AND RISK OF LOSS	6
4.1 Ongoing Operations	6
4.2 Operating Expenses	8
4.3 Damage	8
4.4 Condemnation	9
ARTICLE 5: CLOSING	9
5.1 Closing and Escrow	9
5.2 Conditions to the Parties’ Obligations to Close	9
5.3 Seller’s Deliveries	12
5.4 Purchaser’s Deliveries	13
5.5 Closing Statements/Escrow Fees	14
5.6 Sales, Transfer, and Documentary Taxes	14
5.7 Possession	14

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5.8 Delivery of Books and Records	14
5.9 Management and Leasing Agreement	14
5.10 Parking Agreements	14
ARTICLE 6: PRORATIONS AND ADJUSTMENTS	15
6.1 Prorations	15
6.2 Tenant Reconciliation and Post-Closing Adjustments	16
6.3 Leasing Commissions	17
6.4 Tenant Improvements and Allowances	17
6.5 Tenant Deposits	17
6.6 Wages	18
6.7 Utility Deposits	18
6.8 Sales Commissions	18
6.9 Post Closing Obligations	18
ARTICLE 7: REPRESENTATIONS AND WARRANTIES	18
7.1 Seller’s Representations and Warranties	18
7.2 Purchaser’s Representations and Warranties	25
7.3 Survival of Representations and Warranties	26
ARTICLE 8: INDEMNIFICATION	26
8.1 Seller’s Indemnity	26
8.2 Purchaser’s Indemnity	26
8.3 Effectiveness	26
8.4 Procedure	26
8.5 Limitation on Liability	27
ARTICLE 9: MISCELLANEOUS	27
9.1 Parties Bound	27
9.2 Headings	28
9.3 Expenses	28
9.4 Invalidity and Waiver	28
9.5 Governing Law	28
9.6 Survival	28
9.7 No Third Party Beneficiary	28
9.8 Entirety and Amendments	28

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	9.9 Time of the Essence	28
	9.10 Confidentiality	28
	9.11 Attorneys’ Fees	29
	9.12 Brokers	29
	9.13 Notices	29
	9.14 Construction	30
	9.15 Remedies Cumulative	30
	9.16 Calculation of Time Periods	30
	9.17 [Intentionally Deleted]	30
	9.18 Execution in Counterparts	30
	9.19 Further Assurances	30
	9.20 Waiver of Jury Trial	30
	9.21 Bulk Sales	30
	9.22 Automatic Termination	30
MANAGEMENT AND LEASING AGREEMENT		1
Tenant	Amount Type (cash or letter of credit)	1

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 26th day of October, 2005, between MAGUIRE PROPERTIES, L.P., a Maryland limited partnership (referred to herein as “Seller”) and MACQUARIE OFFICE II LLC, a Delaware limited liability company (referred to herein as “Purchaser”).

Background

Concurrently with the execution of this Agreement, Seller and Purchaser have entered into that certain Limited Liability Company Agreement of Maguire Macquarie Office LLC dated the date hereof (the “Original LLC Agreement”).

Contemporaneously with the closing of the transaction contemplated hereby, Seller and Purchaser intend to enter into an Amendment and Restatement of the Original LLC Agreement (the “Amended and Restated LLC Agreement”, and together with the Original LLC Agreement, the “LLC Agreement”).

Under the terms of the Amended and Restated LLC Agreement, it is contemplated that Seller shall contribute to Purchaser one hundred percent (100%) of the Ownership Interests (defined below) in Maguire/Cerritos I, LLC, a Delaware limited liability company (the “SPE”) which is the current owner of the SPE Property (defined below).

Purchaser wishes to purchase the Ownership Interests in SPE and Seller wishes to sell the Ownership Interests in SPE, in each case on the terms and conditions set forth in this Agreement and the LLC Agreement.

In consideration of the foregoing statements and the mutual agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller agrees to sell and Purchaser agrees to purchase the Property, in each case subject to the following terms and conditions:

ARTICLE 1: BASIC TERMS

1.1Sale. Subject to the terms and conditions of this Agreement, Seller agrees to contribute, transfer, set over and convey to Purchaser, and Purchaser agrees to acquire from Seller, the Ownership Interests in the SPE. The following are collectively the “Property”:

(a) The “Ownership Interests” being all of the issued and outstanding limited liability company interests in SPE.

(b) The “Real Property” being the leasehold estate in the land described in Exhibit A attached hereto; the improvements and fixtures located thereon, including but not limited to a Class A office building commonly known as the “Cerritos Corporate Center” with rentable area of approximately 326,535 square feet with a parking structure located on such land (collectively, the “Improvements”); all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property; and all right, title and interest of SPE in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property;

(c) The SPE’s interest as landlord in the “Leases,” being all leases of space or other occupancy agreements affecting the Improvements, including leases or occupancy agreements which may be made by SPE after the date hereof and before Closing as permitted by this Agreement, and any and all amendments and supplements thereto, and any and all guaranties and security received by SPE as landlord in connection therewith.

(d) The “Personal Property,” being all right, title and interest of SPE in and to all tangible personal property located at the Real Property and now or hereafter used by SPE in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property, including, without limitation: equipment; machinery; furniture; art work; furnishings; office equipment and supplies; and whether stored on or offsite, all tools, supplies, and construction and finish materials not incorporated in the Improvements and held exclusively for repairs and replacements in respect of the Real Property. The term “Personal Property” also shall include any and all deposits, bonds or other security deposited or delivered by SPE with or to any and all governmental bodies, utility companies or other third parties in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property.

(e) The “Intangible Property,” being all right, title and interest of SPE in and to all intangible personal property now or hereafter used by them exclusively in connection with the operation, ownership, maintenance, management, or occupancy of the Real Property, including without limitation: (i) all trade names and trade marks associated with the Real Property, including, without limitation, the names of the Improvements; the plans and specifications for the Improvements; rights of SPE as a licensor or licensee under any license; applications, permits, approvals and licenses (to the extent assignable); (ii) to the extent relating to the period after Closing (and not to the period of Seller’s ownership of SPE), all warranties; indemnities; claims against third parties; claims against tenants for tenant improvement reimbursements; all contract rights of SPE related to the construction, operation, ownership or management of the Real Property; insurance proceeds and condemnation awards or claims thereto; and (iii) all books and records relating to the Property; provided, however, that Seller shall maintain the right to access and copy the same for five (5) years after Closing.

The Real Property, the Personal Property, the Leases and the Intangible Property are hereinafter collectively referred to as the “SPE Property”

1.2Purchase Price. The total Purchase Price for the Property shall be $101,000,000.00. The entire Purchase Price, subject to prorations and adjustments as provided herein, shall be payable at Closing.

1.3Seller Remedies. In the event Purchaser breaches or defaults in its obligations under this Agreement, such breach or default shall not have been cured by Purchaser within ten (10) Business Days (as defined in the LLC Agreement) after notice from Seller, and Seller is not in default hereunder, Seller shall have the right to terminate this Agreement and to thereupon exercise any and all rights or remedies to which Seller may be entitled under that certain Contribution and Investment Agreement, dated the date hereof (“Master Contribution Agreement”) among Seller, Purchaser and Maguire Macquarie Office LLC (the “Venture”).

1.4Purchaser Remedies. Subject to the immediately following sentence, Purchaser’s sole and exclusive remedies in the event Seller breaches or defaults in its obligations under this Agreement, and such breach or default shall not have been cured by Seller within ten (10) Business Days after notice from Purchaser, and provided Purchaser shall not be in default hereunder, shall be to enforce specific performance of Seller’s obligation to close the transactions provided for herein, or to terminate this Agreement. The foregoing notwithstanding, if Seller’s default or breach hereunder is the result of an intentional act or omission of Seller which makes (and was done with the intention to make or could reasonably be expected to make) specific performance of this Agreement impracticable or unavailable,

Purchaser may assert and seek judgment as to all other remedies available to it at law or in equity, which remedies shall be cumulative. In addition to the foregoing, Purchaser’s remedies for a Seller default shall be governed by the Master Contribution Agreement.

ARTICLE 2: INSPECTION

2.1Seller’s Delivery of Specified Documents. To the extent such items are presently in Seller’s or its property manager’s possession or control, Seller has provided to Purchaser prior to the date hereof, access to the information and documents set forth on Exhibit H attached hereto (the “Property Information”) related to SPE. The terms Rent Roll, Operating Statements, Commission Schedule and Service Contracts are defined in Exhibit H. Seller shall have the continuing obligation during the pendency of this Agreement to provide Purchaser with access to any document described above and coming into Seller’s, SPE’s or its property manager’s possession or control or produced by or for Seller after the initial delivery of the Property Information.

2.2Due Diligence. Purchaser shall have until October 31, 2005 (the “Diligence Expiration Date”) in which to examine, inspect, and investigate the Property and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property is satisfactory to Purchaser and to obtain appropriate internal approval to proceed with this transaction. Purchaser may terminate this Agreement pursuant to this Section 2.2 by giving notice of termination (the “Due Diligence Termination Notice”) to Seller on or before the Diligence Expiration Date. This Agreement shall continue in full force and effect if Purchaser does not timely give a Due Diligence Termination Notice. Upon such termination all rights and obligations of the parties under this Agreement shall terminate except pursuant to any provisions which by their terms survive a termination of this Agreement.

2.3Access. Purchaser shall have reasonable access to the Property and all books and records for the Property and the entities which own the Property that are in Seller’s, SPE’s or its property manager’s possession or control for the purpose of conducting non-intrusive surveys, architectural, engineering, and geotechnical and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Purchaser and preapproved by Seller in it’s reasonable discretion. Purchaser shall not create any liens on the Property by virtue of its access to or entry on the Property and will indemnify, defend, and hold Seller harmless from all claims asserted against and any loss, harm, damages, cost, or liability suffered by Seller as a result of Purchaser’s or its representatives or contractors entry onto or activities with respect to the Property. If any inspection or test disturbs the Property, Purchaser will restore the Property to its condition before any such inspection or test. During the pendency of this Agreement, Purchaser and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property and any office where the records of the Property are kept for the purpose of examining and making copies of all books and records and other materials relating to the Property in Seller’s, SPE’s or its property manager’s possession or control, all at Purchaser’s sole cost and expense. Purchaser shall have the right to conduct a “walk-through” of the Real Property before the Closing upon appropriate notice to Seller, and if Seller so elects, accompanied by Seller. In the course of its investigations, and subject to Seller’s reasonable oversight and prior consent, Purchaser may, make inquiries to third parties, including, without limitation, tenants, lenders, contractors, property managers, parties to Service Contracts and municipal, local and other government officials and representatives.

2.4Tenant Estoppels. Seller shall use commercially reasonable efforts to secure and deliver to Purchaser, as Seller receives same, by no later than five (5) Business Days before the Closing, executed estoppel certificates from the tenants of the Improvements in the form of either Exhibit I attached hereto or the form, if any, permitted to be given by any tenant pursuant to the terms of its Lease. Seller shall provide Purchaser with copies of the tenant estoppels for Purchaser’s review and comment before delivering the tenant estoppels to tenants, and shall initially seek to have the tenants sign the form of estoppel attached hereto as Exhibit I (supplemented to reflect any tenant specific issues as may be commercially reasonable). Purchaser’s obligation to close this transaction is subject to the condition that, as of Closing (1) estoppel certificates from each of the Major Tenants consistent with the Rent Roll and the representations of Seller in Section 7.1 have been delivered to and are satisfactory to Purchaser in its reasonable discretion, (2) estoppel certificates from tenants (including the Major Tenants) comprising at least eighty percent (80%) of the total rentable square footage of the Improvements consistent with the Rent Roll and the representations of Seller in Section 7.1 have been delivered to and are satisfactory to Purchaser in its reasonable discretion, (3) the Leases to Major Tenants shall be in full force and effect and no material default or claim by landlord or tenant shall exist or have arisen under any Leases that was not specifically disclosed in the Rent Roll included in the initial delivery of the Property Information; and (4) no Major Tenant shall have initiated or had initiated against it any insolvency, bankruptcy, receivership or other similar proceeding.

“Major Tenants” means those Tenant’s listed on Schedule 2.4 attached hereto.

If any tenant estoppel discloses any facts objectionable to Purchaser in its reasonable discretion, Seller shall not be required to correct the alleged objectionable facts. If Seller is unable, for any reason whatsoever, to obtain sufficient tenant estoppels to satisfy the requirements of this Section 2.4, Seller shall be permitted to substitute therefor one or more “owner estoppels” for tenants in the aggregate comprising no more than five percent (5%) of the total rentable square footage of the Improvements. Any such owner estoppel shall be executed by Seller on the same form and contain the same information and representations and warranties that the tenant was required to provide, except that Seller may qualify the statements contained in such estoppel (other than statements of objectively determinable facts) with “to its knowledge.” Facts disclosed in any estoppel received from a tenant may only be reasonably considered objectionable by Purchaser for the purposes of determining their acceptability to Purchaser, if the facts, if assumed to be true, would be materially inconsistent with any of Seller’s representations and warranties contained in any of this Agreement, the Rent Roll, the Leases, or any exhibits attached hereto, or allege a material default by the landlord.

2.5Property Management Contracts; Employees. Concurrently with the Closing, Seller shall cause any property management and leasing agreements for the Real Property to be terminated, and Purchaser shall cause SPE to enter into a new property management and leasing agreement with Maguire Properties, L.P. in the form of Exhibit L attached hereto (the “Property Management and Leasing Agreement”). It is acknowledged and agreed that Purchaser is not agreeing to acquire or acquiring any employees of Seller in connection with the transactions contemplated by this Agreement. Both before and after Closing, Seller shall comply with, and indemnify Purchaser and SPE against any and all losses and damages which incurred in connection with any violation of, any and all laws, regulations, rules and orders applicable to employees of SPE, other than employees of SPE who are hired by SPE after Closing.

2.6Ground Leases. It shall be a condition precedent to the obligation of Purchaser to close the purchase of the Ownership Interests in the SPE that as of Closing: (1) Purchaser shall have received from the ground lessor to SPE an estoppel letter in form and substance reasonably satisfactory to Purchaser; (2) there shall not exist any uncured default under any ground lease to SPE; and (3) if required (or if there is any reasonable doubt regarding the need for such a consent) under any ground lease to SPE, ground lessor to SPE shall have consented to the transactions contemplated hereby, such consent shall have been granted upon terms and conditions reasonably satisfactory to Purchaser and ground lessor to SPE shall have executed and delivered any documents or instruments necessary or reasonably appropriate in connection with such consent which documents and instruments shall be reasonably satisfactory to Purchaser. All transfer or other fees, costs and expenses charged in connection with the consent of the ground lessor shall be paid by Seller. If the foregoing conditions relating to the ground lease of SPE are not satisfied as of Closing, Purchaser may elect to proceed as provided in Section 5.2 below, provided that

Purchaser may elect to proceed with Closing only if any required consent of the ground lessor to SPE to the transactions contemplated hereby has been obtained.

2.7[Intentionally Omitted.].

2.8CCRs. If the Real Property is subject to a declaration of covenants, conditions and restrictions or similar instrument (“CCRs”) governing or affecting the use, operation, parking, maintenance, management or improvement of the Real Property, upon Purchaser’s request, with respect to a particular CCR, Seller shall use commercially reasonable efforts to secure and deliver to Purchaser prior to Closing an estoppel certificate (“CCR Estoppel”), in form and substance reasonably satisfactory to Purchaser, from the declarant, association, committee, agent and/or other person or entity having governing or approval rights under such CCR.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1Delivery of Title Commitment and Survey. Seller has caused to be prepared and delivered to Purchaser prior to the date of this Agreement a current, effective commitment for title insurance for the Real Property (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price, accompanied by complete and legible copies of all documents referred to in the Title Commitment, and Purchaser is unaware of anything missing or defective in connection therewith. Seller has ordered one or more duly licensed surveyors to prepare updates of its existing survey of the Real Property (the “Survey”), and will take such actions as are requested by Purchaser and as are commercially reasonable in order that Purchaser may obtain an ALTA-ACSM survey of the Real Property. Seller will arrange for Uniform Commercial Code, judgment, tax lien, and litigation searches in the name of Seller, SPE and the Real Property (“UCC Searches”) and will deliver copies of the results promptly upon receipt and in all events prior to Closing. The Title Commitments, the documents referred to therein, the Survey and the UCC Searches are referred to herein collectively as the “Title Documents.”

3.2Title Review and Cure. Prior to the Diligence Expiration Date, Purchaser shall provide to Seller and to the Title Company, Purchaser’s objections to title matters shown in the Title Documents’; provided, however, that if Purchaser has not received any Title Document at least five (5) Business Days prior to the Diligence Expiration Date, then with respect to such document (and such additional matters in other Title Documents whose interpretation or understanding materially rely on such delayed document) only, Purchaser shall have until five (5) Business Days after its receipt of the delayed Title Document to object to title matters shown therein or to such additional matters whose interpretation or understanding materially relied thereon. Seller will cooperate with Purchaser in curing the objections Purchaser has to title to the Property, but Seller shall have no obligation to cure title objections except liens and security interests of a definite or ascertainable monetary amount which may be removed by the payment of money (excluding however, the liens that secure the debt contemplated under Section 7.1(j) hereof), which liens and security interests Seller shall cause to be released (or bonded over in a manner reasonably satisfactory to Purchaser) at the Closing. Seller agrees to remove exceptions or encumbrances to title which arise after the effective date of the Title Commitment as a result of the intentional acts or omissions of Seller. If Seller fails either to provide for the removal of such exceptions or objections or to obtain affirmative title insurance protection for such exceptions or objections satisfactory to Purchaser in Purchaser’s reasonable discretion prior to Closing, then, except as set forth in the second sentence of this Section 3.2, Seller shall have no liability to Purchaser on account of such failure and Purchaser may elect to terminate this Agreement by delivering written notice to Seller prior to Closing. Upon delivery of such termination notice by Purchaser, this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement except pursuant to any provisions which by their terms survive a termination of this Agreement. If after the effective date of the Title Commitment the Title Company revises the Title Commitment, or the surveyor revises the Survey, to add or modify exceptions, or to add or modify the conditions to obtaining any endorsement requested by Purchaser, then Purchaser may terminate this Agreement if provision for their removal or modification reasonably satisfactory to Purchaser is not made. Purchaser shall have been deemed to have approved any title exception that Seller is not obligated to remove (it being understood and agreed that Seller shall be obligated to remove or bond over, to Purchaser’s reasonable satisfaction, all liens and security interests of a definite or ascertainable monetary amount which may be removed by the payment of money other than those contemplated under Section 7.1(j)) and to which either Purchaser did not object as provided above, or to which Purchaser did object, but with respect to which Purchaser did not terminate this Agreement.

3.3Delivery of Title Policy at Closing. As a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser at Closing for each parcel of Real Property and the Improvements thereon, an ALTA Owner’s Policy of title insurance issued by the Title Company as of the date and time of the Closing, in the amount of the Purchase Price, containing coverage substantially equivalent to or better than the coverage currently available to Seller under its existing title insurance policy, insuring SPE as owner of the ground leasehold estate, to the Real Property, and subject only to the Permitted Exceptions, and providing the Purchaser’s Endorsements (the “Title Policy”). “Permitted Exceptions” means the permitted exceptions set forth on Exhibit K to this Agreement; real estate taxes and assessments not yet delinquent; tenants in possession as tenants only under the Leases without any option to purchase or acquire an interest in the Real Property; and any other encumbrance affecting the Real Property for which Seller or SPE delivers to Title Company at or prior to Closing, proper instruments in recordable from canceling such encumbrance, together with funds to pay the cost of recording and canceling the same, and which encumbrance is omitted from the Title Policy. “Purchaser’s Endorsements” shall mean, to the extent such endorsements are available from the Title Company and generally available under the laws of the state in which the Real Property is located: (1) non-imputation; (2) Fairway; (3) all endorsements contained in Seller’s existing title policy; and (4) such other endorsements as Purchaser may reasonably require based on its review of the Title Commitment and Survey, but only with respect to title exceptions not taken on SPE’s existing title policy. Seller shall execute at Closing an ALTA Statement (Owner’s Affidavit) and any other documents, undertakings or agreements reasonably and customarily required by the Title Company to issue the Title Policy in accordance with the provisions of this Agreement. Seller shall provide Title Company with a “gap undertaking” to enable the Title Company to issue the Title Policy in the form required without exception for any item recorded between the last date of title approved by Purchaser and the date of Closing.

3.4Title and Survey Costs. Seller shall pay for the cost of the Survey, including any revisions necessary to make the Survey conform to the requirements of this Agreement, the premium for the Title Policy as if the same had been issued with standard coverage and not extended coverage, and the cost of the UCC Searches. Purchaser shall pay for the cost of the premium for the extended coverage provided by the Title Policy and for Purchaser’s Endorsements.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1Ongoing Operations. During the pendency of this Agreement, Seller covenants it shall use commercially reasonable efforts to do or cause the following to be done; provided, however, that except with respect to the matters described in Sections 4.1(b), 4.1(d) and 4.1(i), any failure of Seller to do or cause any of the same shall not be a breach of or default under this Agreement; provided further, however, that all shall be a condition precedent to Purchaser’s obligations hereunder as provided in Section 5.2:

(a) Preservation of Business. Seller shall cause the Property to be operated only in the ordinary and usual course of business and consistent with past practice, shall maintain current staffing levels, shall preserve intact the Property (ordinary wear and tear and casualty covered by insurance excepted), preserve the good will and advantageous relationships of Seller with tenants, customers, suppliers, independent contractors, employees and other persons or entities material to the operation of its business, shall perform in all material respects its obligations under Leases and other agreements affecting the Property and shall not knowingly take or omit to take any action which would cause any of the representations or warranties of Seller contained herein to become inaccurate in any material respect or any of the covenants of Seller to be breached.

(b) Maintenance of Insurance. Seller shall cause SPE to continue to carry its or their existing insurance with respect to SPE Property through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

(c) New Contracts. Without Purchaser’s prior written consent in each instance, which will not be unreasonably withheld, Seller will not enter into or amend, terminate, waive any default under, or grant concessions regarding any contract or agreement that will be an obligation affecting the Property or binding on the Purchaser after the Closing, except in the ordinary course of business.

(d) Listing and Other Offers. Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of any of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of any of the Property.

(e) Leasing Arrangements. Seller will not amend, terminate, waive any default under, grant concessions regarding, incur any obligation for leasing commissions in connection with, or enter into, any Major Lease, without Purchaser’s prior written consent in each instance, which will not be unreasonably withheld.

(f) Removal and Replacement of Personal Property. Seller will not remove any Personal Property unless it is replaced with a comparable item of equal quality and quantity as existed as of the time of such removal, or is obsolete and no comparable item is reasonably necessary.

(g) Maintenance of Permits. Seller shall maintain in existence all licenses, permits and approvals, if any, in its name necessary or reasonably appropriate to the ownership, operation or improvement of the Property.

(h) Permits and Encumbrances. Seller shall not: encumber the Property or create or modify any exceptions to title to the Property; initiate or consent to any action with respect to zoning or other Property entitlements or permits; or, except in the ordinary course of business, transfer, modify or otherwise dispose of any Intangible Property that is to be assigned hereunder.

(i) Actions by SPE. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement, prior to the Closing, without the prior written consent of the Purchaser (which consent may be withheld in Purchaser’s sole and absolute discretion), the Seller shall not permit SPE to:

(i) amend or modify its limited liability company agreement;

(ii) issue, sell, pledge or dispose of, grant or otherwise create, or agree to issue, sell, pledge or dispose of, grant or otherwise create any membership interests or partnership interests, or any debt or any securities convertible into or exchangeable for membership or partnership interests in such entities;

(iii) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any membership interests or partnership interests in such entities (including any options with respect to their respective membership interests and partnership interests and any security convertible or exchangeable into their respective membership interests or partnership interests);

(iv) incur, or become contingently liable with respect to, any new or additional indebtedness or guarantee any indebtedness or issue any debt securities, other than in the ordinary course of business and which does not materially impact or adversely affect SPE or its ability to consummate the transaction described herein;

(v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business entity;

(vi) mortgage or otherwise encumber or subject to any new or additional lien (other than annual tax liens) any of its properties or assets;

(vii) acquiesce in or admit liability with respect to any claim against it, or, except in the ordinary course of business, waive, surrender or compromise any claim it possesses;

(viii) commence or allow to be commenced on their behalf any action, suit or proceeding affecting them or with respect to all or any portion of any Property or Real Property, except in the ordinary course of business; or

(ix) authorize any of, or commit or agree to take any of, the foregoing actions.

With respect to the matters described in Sections 4.1(b) and 4.1(i) only, the foregoing covenant shall survive the Closing.

4.2Operating Expenses. Excluding operating expenses that tenants are obligated to pay directly and any work not contracted for by Seller, Seller shall cause SPE to pay all accrued operating expenses of the Real Property for the period prior to the Closing as the same become due whether or not payable prior to the Closing, and all valid bills rendered by contractors, laborers and materialmen performing work upon or furnishing materials to the Property for the period prior to the Closing as the same become due, whether or not payable prior to the Closing. Without duplicating Article 6, Seller shall be entitled to a credit pursuant to Article 6 on account of any expenses that it has paid prior to the Closing that relate to the period of time after the Closing and Purchaser shall be entitled to a credit pursuant to Article 6 on account of any expenses that it is obligated to pay after the Closing that relate to the period of time prior to the Closing.

4.3Damage. All risk of loss with respect to the Property shall remain with Seller until the Closing, when full risk of loss with respect to the Property shall pass to Purchaser. Seller shall promptly give Purchaser written notice of any damage to the Property in excess of $50,000, describing such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage. If such damage is not material, then (1) Seller shall, to the extent possible, begin repairs prior to the Closing out of any insurance proceeds received by Seller for the damage, (2) at Closing Purchaser shall receive all insurance proceeds not applied to the repair of any such Property prior to the Closing (including rent loss insurance applicable to any period from and after the Closing) due to Seller for the damage, (3) any uninsured damage or deductible (including rent abatement not covered by rent loss insurance), as reasonably agreed upon by Purchaser and Seller, shall be credited to Purchaser at Closing, and (4) Purchaser shall assume the responsibility for the repair after the Closing. If such damage is material, Purchaser may elect by notice to Seller given within fourteen (14) days after Purchaser is notified of such damage (and the Closing shall be extended, if necessary, to give Purchaser such fourteen (14) day period to respond to such notice) to (i) proceed in the same manner as in the case of damage that is not material or (ii) terminate this Agreement in its entirety subject to any provisions which by their terms expressly survive such termination. Damage shall be deemed material if the cost to repair the damage to the Improvements exceeds Five Percent (5%) of the Agreed Value for such Improvement.

4.4Condemnation. Seller shall promptly give Purchaser notice of any eminent domain proceedings that it learns are contemplated, threatened or instituted with respect to the Real Property. By notice to Seller given within fourteen (14) days after Purchaser receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property, and if necessary the Closing Date shall be extended to give Purchaser the full 14 day period to make such election, Purchaser may terminate this Agreement if it reasonably concludes that such matter is likely to substantially and adversely affect the economic value, use or operation of any of the Improvements, or proceed under this Agreement, in which latter event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.

ARTICLE 5: CLOSING

5.1Closing and Escrow. The consummation of the transaction contemplated herein (“Closing”) shall occur not later then ten (10) Business Days after the satisfaction of all conditions precedent to Closing (“Closing Date”) at the Los Angeles offices of Skadden, Arps, Slate, Meagher & Flom, LLP with the assistance of First American Title Insurance Company, 30 North LaSalle Street, Chicago, Illinois 60602, Attention: Mary Lou Kennedy, Senior National Counsel, 312-917-7202; Email: mkennedy@firstam.com (the “Title Company”). Except to the extent held pursuant to that certain Blocked Account Agreement of even date herewith (the “Blocked Account Agreement”) between Buyer and Seller, funds shall be deposited into and held by Title Company in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Title Company to immediately record and assist with delivering the closing documents to the appropriate parties and making disbursements according to the closing statements executed by Seller, Purchaser. The Title Company shall agree in writing with Seller, Purchaser that release of funds to the Seller shall irrevocably commit it to issue the Title Policies in accordance with this Agreement. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller, Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Title Company to comply with the terms of this Agreement.

5.2Conditions to the Parties’ Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate, and the obligation of the Purchaser to consummate, the transactions contemplated hereunder shall be contingent upon the following:

(a) Completion by Macquarie Office Trust, an Australian listed property trust, of a underwritten equity offering in Australia in an amount not less than A.U. $250,000,000 for the purpose of raising funds to consummate the transactions contemplated by this Agreement and the Master Contribution Agreement;

(b) The other party’s representations and warranties contained herein shall be true and correct in as of the date of this Agreement and the Closing, subject to any update to any party’s representations and warranties pursuant to this Agreement, provided such update shall not disclose any new facts that are material and adverse in relation to the applicable original representation and warranty;

(c) As of the Closing, the other party shall have performed its obligations hereunder and all deliveries to be made by the other party at Closing have been tendered;

(d) As a condition to Purchaser’s obligation to close, Sections 2.4, 2.5, 2.6, and 3.3, shall have been fully complied with; and as a condition to Seller’s obligation to close, the consents required under Section 2.6 shall have been obtained;

(e) There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the operation or value of SPE, the Property or the other party’s ability to perform its obligations under this Agreement;

(f) As a condition to Purchaser’s obligation to close, the physical condition of the Property shall be substantially the same on the Closing Date as on the date of this Agreement, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of a casualty loss or proceeding in eminent domain, in which case the provisions of Sections 4.3 and 4.4 shall govern;

(g) There shall exist no pending or threatened action, suit or proceeding with respect to the other party or SPE before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby;

(h) Each other condition set forth in this Agreement to such party’s obligation to close is satisfied by the applicable date;

(i) As a condition to Purchaser’s obligation to close, there shall be no written notice issued after the date hereof of any material violation or alleged material violation of any law, rule, regulation or Code, including building code, with respect to the Property or the SPE, which has not been corrected to the satisfaction of the issuer of the notice;

(j) As a condition to Purchaser’s obligation to close, at Closing SPE shall be in default under any material agreement, and Seller shall not be in default under any material agreement to be assigned to, or obligation to be assumed by, Purchaser under this Agreement;

(k) As of the Closing, Seller shall have obtained new non-recourse (except for customary non-recourse carveouts which, if required, shall be guaranteed by the Venture) debt financing, in the amount of $95,000,000 for Cerritos Corporate Center I and II (or such lesser amount as the Purchaser may accept) on substantially the terms contained in the draft commitment for such Financing from La Salle Bank previously delivered to Purchaser and otherwise on terms reasonably satisfactory to Purchaser. Said loan shall be secured by a new first mortgage or trust deed on Cerritos Corporate Center I and II. As of the Closing, all conditions precedent to the closing of such loan shall have been satisfied such that said loan may be closed and funded immediately following the Closing hereunder. All debt arrangement fees payable to third parties, all points or other fees charged by any lender, and all costs and expenses incurred in connection with said loan (including without limitation, recording costs and expenses relating to the recordation of any mortgage, attorneys’ fees incurred by any lender, any title insurance premiums or costs for endorsements required by any lender, and any other costs and expenses relating to said loan) shall be paid by the Seller.

(l) As of the Closing, the pledge of the Ownership Interests pursuant to that certain Credit Agreement dated as of March 15, 2005, among Maguire Properties, Inc., Maguire Properties, L.P., Maguire Properties Holdings I, LLC, Credit Suisse First Boston as collateral agent and administrative agent (the “Credit Facility”), and the lenders and other parties thereto, shall have been terminated; and

(m) Escrow Agent shall have delivered to Seller and the Venture all funds specified in the Joint Written Direction referred to in Sections 5.3(r) and 5.4(g) hereof, and the parties to this Agreement shall have received all amounts to which they are entitled from prorations and adjustments provided herein.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the date that is six (6) months after the date of this Agreement, such party may, in its sole discretion, (i) terminate this Agreement by delivering written notice to the other party (provided, however, that any such termination notice shall not become effective unless the Closing shall not have occurred prior to the end of the extension period described in clause (ii) immediately following, but only if the other party is entitled to and has delivered a notice of extension as described in such clause (ii) within five (5) business days of receiving a termination notice as provided in this clause (i)), (ii) extend the time available for the satisfaction of such condition by up to a total of thirty (30) days provided such party in good faith believes that such condition will be satisfied during the time of such extension or (iii) elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition (except for a breach by Seller of its covenants in Section 4.1(b), 4.1(d) and 4.1(i), in which case the Closing shall not relieve Seller from any liability it would otherwise have hereunder). If such party elects to proceed pursuant to clause (ii) above, and such condition remains unsatisfied after the end of such extension period, then, (x) such party may elect to proceed pursuant to either clause (i) or (iii) above, or (y) if any other party had previously given a termination notice pursuant to clause (i) above, this Agreement shall thereupon terminate.

Seller and Purchaser acknowledge and agree that: (i) the Closing under this Agreement is subject to, conditioned upon, and shall take place substantially concurrently with, the closing contemplated by: (A) that certain contribution agreement dated of even date herewith between Purchaser and the Venture relating to the subsequent contribution of the Ownership Interests in SPE by Purchaser to the Venture (the “Cerritos Contribution Agreement”), (B) that certain contribution agreement between Purchaser, Seller and the Venture dated of even date herewith relating to the Ownership Interests in Maguire Properties - Stadium Gateway (the “Stadium Gateway Contribution Agreement”); and (C) the Master Contribution Agreement, (the Master Contribution Agreement, together with the Stadium Gateway Contribution Agreement and the Cerritos Contribution Agreement, being herein collectively referred to as the “Additional Agreements”); and (ii) any default by (u) Maguire Macquarie Office LLC under the Cerritos Contribution Agreement shall be a default by Seller under this Agreement, (v) Macquarie Office II LLC under the Cerritos Contribution Agreement shall be a default by Purchaser under this Agreement; (w) Macquarie Office II LLC under the Master Contribution Agreement shall be a default by Purchaser under this Agreement; (x) Maguire Properties, L.P. under the Master Contribution Agreement shall be a default by Seller under this Agreement; (y) Macquarie Office II LLC under the Stadium Gateway Contribution Agreement shall be a default by Purchaser under this Agreement; and (z) Maguire Properties, L.P. under the Stadium Gateway Contribution Agreement shall be a default by Seller under this Agreement.

5.3Seller’s Deliveries. Prior to the Closing, and as additional conditions to the obligations of Purchaser hereunder, Seller shall deliver the following:

(a) Assignment of Ownership Interests. An Assignment of Ownership Interests in the form attached hereto as Exhibit X (an “Assignment”) executed by Seller with respect to SPE, absolutely and unconditionally assigning, contributing, transferring, conveying and delivering to Purchaser good, indefeasible title to and ownership of one hundred percent (100%) of the Ownership Interests in SPE free and clear of all security interests, liens, charges and encumbrances.

(b) [Intentionally Omitted.]

(c) Certificate. A certificate from Seller that each of the representations and warranties contained in Section 7.1 hereof are true and correct as of the Closing. Notwithstanding the foregoing, such certificate shall (i) contain (x) an updated Rent Roll and (y) an updated list of the Leases and Service Contracts, each of which Seller shall certify to be materially true and correct as of Closing, and (ii) be updated as necessary to reflect facts which have changed since the date of this Agreement; however, no such update shall relieve Seller from any liability (which shall survive the Closing) with respect to any breach of the covenants in Sections 4.1(b), 4.1(d) and 4.1(i).

(d) Ground Lessor Consents and Estoppels. All ground lessor estoppels and consents pursuant to Section 2.6.

(e) State Law Disclosures. Such disclosures, tax declarations and reports as are required by applicable state and local law in connection with the transactions contemplated hereby;

(f) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit providing that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), executed by Seller. If Seller fails to provide the necessary affidavit and/or documentation of exemption on the Closing, Purchaser may proceed in accordance with the withholding provisions in such Act;

(g) Tenant Estoppels. Estoppel certificates satisfying the conditions in Section 2.4 ;

(h) [Intentionally Omitted.]

(i) Termination of Property Management and Leasing Agreements. Terminations of any existing property management and leasing agreements;

(j) Lien Waiver. If applicable under local law, a waiver of any lien rights by the company managing the Property for Seller immediately prior to the time of Closing;

(k) CCRs. Any CCR Estoppels obtained by Seller;

(l) Authority. Evidence of the existence, formation and authority of Seller and SPE and of the authority of the persons executing documents on behalf of Seller and SPE, an ALTA statement, and any other customary documents, undertakings, affidavits or agreements required by the Title Company, all in form reasonably satisfactory to the Title Company;

(m) [Intentionally Omitted.]

(n) [Intentionally Omitted.]

(o) Reliance Letters. Reliance letters addressed to and for the benefit of SPE and Purchaser from the issuers and preparers of all Reports (as defined in Exhibit H) which are not by their terms already addressed to and allowed to be relied upon by the SPE;

(p) [Intentionally Omitted.]

(q) [Intentionally Omitted.]

(r) Joint Written Direction. A Joint Written Direction (as defined in the Blocked Account Agreement) directing the Escrow Agent (as defined in the Blocked Account Agreement) to disburse $101,000,000 to Seller (subject to prorations and adjustments required hereunder) and $122,413,158 to Venture (subject to prorations and adjustments required under the Master Contribution Agreement) and the remaining portion of the Initial Escrow Amount (as defined in the Blocked Account Agreement), if any, as directed by the closing statement.

(s) Property Management and Leasing Agreement. A counterpart signature page to the Property Management and Leasing Agreement executed by Seller and Venture (in its capacity as owner of the Ownership Interests in the SPE subsequent to the closing under the Cerritos Contribution Agreement) in the form attached hereto as Exhibit L; and

(t) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Seller hereunder.

5.4Purchaser’s Deliveries. Prior to the Closing, and as additional conditions to the obligations of Seller hereunder, Purchaser shall deliver the following:

(a) Monies. To Escrow Agent, $101,000,000, plus or minus applicable prorations and adjustments required hereunder, in immediate, same-day federal funds;

(b) State Law Disclosures. Such disclosures, tax declarations and reports as are required by applicable state and local law in connection with the transactions contemplated hereby;

(c) Certificate. A certificate from Purchaser that each of the representations and warranties contained in Section 7.2 hereof is true and correct as of the Closing;

(d) Authority. Evidence of the existence, formation and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser, and any other customary documents, undertakings, affidavits or agreements required by the Title Company, all in form reasonably satisfactory to the Title Company;

(e) [Intentionally Omitted.]

(f) [Intentionally Omitted.]

(g) Joint Written Direction. A Joint Written Direction directing Escrow Agent to disburse $101,000,000 to Seller (subject to prorations and adjustments required hereunder) and $122,413,158 to Venture (subject to prorations and adjustment required under the Master Contribution Agreement) and the remaining portion of the Initial Escrow Amount (as defined in the Blocked Account Agreement), if any, as directed by the closing statement.

(h) Assignment of Ownership Interests. A counterpart signature page to the Assignment executed by Purchaser;

(i) Amended Operating Agreement. With respect to SPE, an amendment to the limited liability company agreement of SPE providing for a change in the sole member thereof from Seller to Purchaser; and

(j) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder.

5.5Closing Statements/Escrow Fees. Seller and Purchaser shall deposit with the Title Company executed closing statements consistent with this Agreement in the form required by the Title Company. The Title Company’s escrow fee, closing charges, and any cancellation fee shall be paid by Purchaser, and Purchaser shall pay the cost of all due diligence expenses of Purchaser as well as real estate closing costs customarily borne by a purchaser of real estate (the parties acknowledging that Venture will ultimately be responsible for the foregoing costs pursuant to, and upon the closing under, the Cerritos Contribution Agreement). If Seller and Purchaser cannot agree on the closing statement to be deposited as aforesaid because of a dispute over the prorations and adjustments set forth therein, the Closing nevertheless shall occur, and the amount in dispute shall be paid out upon the agreement of the parties or pursuant to court order upon resolution or other final determination of the dispute.

5.6Sales, Transfer, and Documentary Taxes. If and to the extent required by the applicable law or governmental agency, Seller shall pay all state or local transfer, deed, sales or similar taxes and fees customarily paid by a seller in connection with this transaction under applicable state or local law and Purchaser shall pay all state or local transfer, deed, sales or similar taxes and fees customarily paid by a buyer in connection with this transaction under applicable state or local law. Seller hereby agrees that it shall pay and be responsible for any and all state or local transfer, deed, sales or similar taxes and fees which may be or become applicable to the transactions contemplated by the Cerritos Contribution Agreement.

5.7Possession. At the time of Closing, Seller shall convey and assign to Purchaser the Ownership Interests, subject only to the Permitted Exceptions.

5.8Delivery of Books and Records. At the Closing, except to the extent maintained by the respective SPE or the property managers of the Improvements, Seller shall deliver to the offices of the SPE’s property manager: the original Leases and Service Contracts; copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all permits and warranties; all advertising materials, booklets, keys and other items, if any, used in the operation of the Property; and, if in Seller’s or its property manager’s possession or control, the original “as-built” plans and specification; all other available plans and specifications and all operation manuals. Seller shall cooperate with Venture after Closing to transfer to SPE any such information stored electronically.

5.9Management and Leasing Agreement. At the Closing, existing property management and leasing agreements shall have been terminated and the Property Management and Leasing Agreement executed and delivered.

5.10Parking Agreements. At Closing, Seller shall assign to SPE all its agreements relating to parking that do not otherwise run to and for the benefit of and are enforceable directly by SPE.

ARTICLE 6: PRORATIONS AND ADJUSTMENTS

6.1Prorations. Not less than ten (10) Business Days prior to Closing, Seller shall provide to Purchaser such information and verification reasonably necessary to support the prorations and adjustments under this Article 6. The items in subparagraphs (a) through (e) of this Section 6.1 shall be prorated between Seller and Purchaser, based on the actual number of days in the applicable period, as of the close of the day immediately preceding the Closing, the Closing being a day of income and expense to Purchaser:

(a) Ground Leases. The rent and all other payments under the ground leases shall be prorated as of the close of the day immediately preceding the Closing.

(b) Taxes and Assessments. Seller shall receive a credit for any real estate taxes and assessments (including, without limitation, any assessments imposed by private covenant) paid by it to the extent such payment is applicable to any period after the Closing, even if such taxes and assessments were not yet due and payable. Purchaser shall receive a credit for any accrued but unpaid real estate taxes and assessments (including, without limitation, any assessments imposed by private covenant) applicable to any period before the Closing, even if such taxes and assessments are not yet due and payable, and Purchaser shall thereupon become responsible to pay such unpaid real estate taxes and assessments. If the amount of any such taxes have not been determined as of Closing, such credit shall be based on 102% of the most recent ascertainable taxes (with an adjustment to be effected by payment from Seller to Purchaser or by Purchaser to Seller upon the final determination of such amount); provided, however, that if the Real Property has not been assessed on a completed basis but will be for the current year or other applicable period, the parties shall estimate such proration based upon an assessed value equal to the Agreed Value. Such taxes shall be reprorated upon issuance of the final tax bill. Purchaser shall receive a credit for any unpaid special assessments which have been levied or charged against the Real Property prior to the Closing, whether or not then due and payable. Any attorneys’ fees incurred by either Seller or Purchaser in connection with the reduction of real estate taxes benefiting each of Seller’s and Purchaser’s period of ownership, respectively, also shall be prorated.

(c) Collected Rent. Purchaser shall receive a credit for any rent and other income (and any applicable state or local tax on rent) under Leases collected by Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income shall not be prorated at Closing. After Closing, Purchaser shall apply all rent and income collected by Purchaser from a tenant first to such tenant’s monthly rental for the current month and then to arrearages in the reverse order in which they were due, remitting to Seller, after deducting collection costs, any rent properly allocable to Seller’s period of ownership. Purchaser shall bill and attempt to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Seller shall not have the right to seek collection from any Major Tenants of any rents or other income applicable to any period before the Closing. Seller shall not have the right to seek collection from any other tenants of any rents or other income applicable to any period before the Closing unless and until Purchaser’s aforesaid attempts to collect such amounts have been unsuccessful, such amounts have been past due for more than 180 days, Seller provides at least ten (10) Business Days prior written notice to and approval (not to be unreasonably withheld) by Purchaser of its intended collection notices and copies of all communications it intends to send to such tenant, and obtains Purchaser’s prior written consent (not to be unreasonably withheld) to any proposed legal action. In no event shall Seller have any right to commence or take any action which would affect in any manner the Lease or any tenant’s right to possession of any portion of the Property or be in the form of any eviction, forcible entry and detainer or other similar action. Any rent or other income received by Seller or Purchaser after Closing which are owed to the other shall be held in trust and remitted to the other promptly after receipt.

(d) Operating Expense Pass-throughs. Taxes, insurance, utilities, maintenance and other operating costs and expenses incurred by Seller or SPE in connection with the ownership, operation, maintenance and management of the Property (collectively, Operating Expenses”) shall be prorated as of the Closing. Seller or SPE, as landlord under the Leases, are currently collecting from tenants under the Leases additional rent to cover certain Operating Expenses (collectively, “Operating Expense Pass-throughs”). If Seller or SPE collected estimated prepayments of Operating Expense Pass-throughs in excess of any tenant’s actual share of such expenses, then if the excess can be determined by the Closing, Purchaser shall receive a credit for the excess or, if the excess cannot be determined at Closing, Purchaser shall receive a credit based upon an estimate, and the parties shall make an adjusting payment between them when the correct amount can be determined. In either event, Purchaser shall be responsible for crediting or repaying those amounts to the appropriate tenants. If Seller or SPE collected estimated prepayments of Operating Expense Pass-throughs attributable to any period after Closing, Seller shall pay or credit any such amounts to Purchaser at Closing.

(e) Service Contracts. Seller or Purchaser, as the case may be, shall receive a credit for regular charges under Service Contracts pursuant to this Agreement paid and applicable to Purchaser’s period of ownership of the Ownership Interests or payable and applicable to Seller’s period of ownership of the Ownership Interests, respectively.

(f) Utilities. Seller shall attempt to cause the meters, if any, for utilities to be read the day on which the Closing occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than 30 days before the Closing; and such adjustment shall be reprorated when the next utility bills are received.

(g) Proration of other Items. Any other items of income and expense pertaining to the Property and which are customarily prorated between buyers and sellers of real property shall be prorated between the parties.

(h) Payments between Parties. Except as otherwise set forth in Section 6.2, to the extent prorations cannot reasonably be determined as of the Closing, such prorations shall be determined as promptly thereafter as reasonably possible, and prompt payments shall thereupon be made between the parties as appropriate.

6.2Tenant Reconciliation and Post-Closing Adjustments. On or before May 1 of the year following the year in which the Closing occurs, Seller shall prepare and present to Purchaser a final calculation of: (i) Operating Expense Pass-throughs; and (ii) the revenues and expenses described in Section 6.1, each for Seller’s period of ownership of the Ownership Interests. Such final calculation shall include a general ledger pertaining to the portion of the year under Seller’s ownership along with supporting documentation of tenant’s calculations and base year determinations (if applicable). Purchaser shall have thirty (30) days from receipt, to review said calculations of Operating Expense Pass-throughs and revenues and expenses described in Section 6.1. If Seller or SPE collected payments of Operating Expense Pass-throughs in excess of any tenant’s share of such expenses, Purchaser shall receive a credit for the excess and shall be responsible for crediting or repaying those amounts to the appropriate tenants. If Seller or SPE under-collected payments of Operating Expense Pass-throughs for any tenant’s share of such expenses, an adjustment will be made between the parties after year-end billing, but subject to receipt of said sums from said tenants. Purchaser shall attempt to collect such sums in accordance with Section 6.1(c), but Seller shall have no right to collect such amounts from any current tenant. And if the final calculation of the revenues and expenses described in Section 6.1 is determined to have been inaccurate, either Seller or Purchaser, as the case may be, shall make an appropriate payment to the other to remedy such inaccuracy.

6.3Leasing Commissions. Seller represents and warrants to each of Purchaser that all leasing commissions due to leasing or other agents for the current remaining term of each Lease (determined without regard to any unexercised termination or cancellation right and not taking into account any unexercised extension options) have been paid in full. At Closing, Purchaser shall assume leasing commissions which may become due to cooperating brokers as a result of the renewal or expansion of any Lease as a result of the exercise of such right after the Date of this Agreement or any new Leases approved by Purchaser after the date hereof. Seller represents and warrants to Purchaser that to Seller’s knowledge, none of the leasing commissions due or to become due on the renewal or expansion of any lease under commission agreements existing as of the date hereof contain above-market leasing commissions.

6.4Tenant Improvements and Allowances. Tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or the tenant), tenant allowances, rent abatement, moving expenses and other out-of-pocket costs directly related to the foregoing which are the obligation of the landlord under Leases shall be allocated between the parties according to whether such obligations arise in connection with (1) Leases executed as of the date of this Agreement other than with respect to renewal or expansion rights under such Leases properly exercised after the date of this Agreement (collectively, “Existing TI Obligations”), or (2) Leases or amendments entered into during the pendency of this Agreement and approved by Purchaser pursuant to Section 4.1(e) and renewals or expansion rights properly exercised after the date of this Agreement (“New TI Obligations”):

(a) Existing TI Obligations. If, by Closing, Seller has not completed and paid in full Existing TI Obligations, then Seller shall retain the obligation to complete and pay for (and all liability with respect to) such Existing TI Obligations to the extent the SPE does not have sufficient designated reserves or escrowed funds to pay the same. The obligations in this Section 6.1(a) shall survive the Closing.

(b) New TI Obligations. At Closing, Purchaser shall reimburse Seller for the cost for New TI Obligations properly performed and paid for by Seller if the related Lease or Lease amendment or such obligations were expressly approved in writing by Purchaser, and Purchaser shall assume the obligation to perform and pay for such New TI Obligations.

(c) Change Orders. Seller shall not agree to any material change orders or additions to tenant improvements or changes in the scope of work or specifications with respect to New TI Obligations without Purchaser’s prior written approval.

(d) Evidence of Payment. At Closing, Seller shall provide any reasonable indemnity or other assurance to enable the Title Company to insure against any claims against the Property arising from work performed before the Closing. If such coverage is not available, Seller shall indemnify, defend and hold Purchaser harmless with respect to any and all such claims.

(e) Assignment of Construction-Related Contracts. If Purchaser is responsible for completing tenant improvements pursuant to the foregoing provisions, at Closing Seller shall assign to SPE all its contracts (including, without limitation, contracts with contractors, architects and/or consultants) related to such construction of tenant improvements, pursuant to an assignment instrument in form and substance acceptable to Purchaser, and Seller further shall cause to be delivered to Purchaser at Closing written consents and acknowledgments of such other parties to such contracts consenting to such assignment and otherwise in form and substance acceptable to Purchaser.

6.5Tenant Deposits. All tenant security deposits (and interest thereon if required by law or contract to be earned thereon), a complete list of which Seller hereby represents and warrants is attached as Exhibit O hereto, shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser

shall assume Seller’s obligations related to tenant security deposits, but only to the extent they are properly credited or transferred to Purchaser.

6.6Wages. Purchaser does not, and at the Closing SPE will not, employ any employees. Purchaser is not hiring any employees currently employed by Seller, and shall not be liable for any wages, fringe benefits, payroll taxes, unemployment insurance contributions, accrued vacation pay, accrued pay for unused sick leave, accrued severance pay and other compensation accruing before Closing for employees at the Real Property or arising from any termination or transfer of such employees by Seller or from the transactions contemplated by this Agreement. Purchaser shall not be liable for any obligations accruing under any union contract or multi-employer pension plan applicable to any such employees or arising from the termination of any such employees at or prior to Closing.

6.7Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.

6.8Sales Commissions. Each of Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction on its behalf, or on behalf of the Purchaser, other than Deutsche Bank, which shall be paid solely by Seller, and Macquarie Capital Partners, which shall be paid solely by Purchaser. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party. This provision shall survive the Closing or any termination of this Agreement.

6.9Post Closing Obligations. Seller hereby agrees that it shall retain the obligation to complete and pay for (and all liability with respect to) all tenant improvements and capital expenditures described on Exhibit M to the extent SPE does not have sufficient designated reserves or escrowed funds (which shall remain with the SPE) to pay the same. This provision shall survive the Closing or any termination of this Agreement.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1Seller’s Representations and Warranties. For purposes of this Agreement, “Seller’s Knowledge” shall mean the actual knowledge of Dallas Lucas, Mark Lammas, and Javier Bitar, without any duty of inquiry on the part of any of them. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser, as of the date of this Agreement with respect to itself and the Property as follows:

(a) Formation and Authority.

(i) Seller has been duly formed, is validly existing, and is in good standing as a Maryland limited partnership. Seller is in good standing and is qualified to do business in each jurisdiction in which it is required to be so qualified. Seller has the full right and authority and, subject to the consents it or SPE are seeking as described herein, has obtained any and all authorizations and consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Seller, enforceable in accordance with their terms.

(ii) SPE has been duly formed, is validly existing, and is in good standing as a limited liability company under its jurisdiction of formation. SPE is in good standing and is qualified to do business in the state in which the Real Property that it owns is located. SPE has the full right and authority and, subject to the consents it, and Seller are seeking as described herein, has obtained any and all authorizations and consents required to consummate or cause to be consummated the transactions contemplated hereby.

(b) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (a) require Seller or SPE to file or register with, notify, or obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority; (b) conflict with or breach any provision of the organizational documents of Seller or SPE; (c) once the consents being sought as described herein are obtained, violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any note, bond, mortgage, indenture or deed of trust to which Seller or SPE is a party; or (d) violate any order, writ, injunction, decree, judgment, statute, law or ruling of any court or governmental authority applicable to Seller or SPE. No consents to the transactions contemplated by this Agreement are required to be obtained under any Leases or other Property Information except as set forth in Section 5.2 hereof or elsewhere herein.

(c) Foreign Investment and Real Property Tax Act. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, or under any comparable state statutes which are applicable to this transaction.

(d) Conflicts and Pending Actions or Proceedings. Once the consents being sought as described herein are obtained, there will be no agreement to which Seller or SPE is a party or binding on Seller or SPE which is in conflict with this Agreement, or which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement. Neither Seller nor SPE has received written notice of any action, suit or proceeding before any court or governmental agency or body against or affecting Seller or SPE or the Property that would prevent Seller from performing its obligations hereunder, and to Seller’s Knowledge, none is threatened. Neither Seller nor SPE has received any written notice of any condemnation, eminent domain or similar proceedings with regard to the Real Property, and to Seller’s Knowledge, none is threatened. Neither Seller nor SPE has received any written notice of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Real Property, and to Seller’s Knowledge, none is threatened.

(e) Leases and Rent Roll. The documents constituting the Leases that are delivered to Purchaser pursuant to Section 2.1 are true, correct and complete copies of all of the Leases affecting the Real Property, including any and all amendments or supplements thereto, and guaranties or other security in connection therewith. SPE are the lessors under and the owners and holders of the lessor’s leasehold estate under each of the respective Leases free and clear of all security interests, liens, charges and encumbrances created by SPE other than the Permitted Exceptions. SPE has not entered into any lease or occupancy agreements affecting any portion of the Real Property or the Improvements other than the Leases. All information set forth in the Rent Roll is or will be true, correct, and complete in all material respects as of its date. Except as set forth in the Rent Roll, there are no leasing or other fees or commissions due, nor will any become due, in connection with any Lease or any renewal or extension or expansion of any Lease. Except as disclosed in the Property Information, no tenants have given SPE written notice of any defense or offset to rent accruing after the Closing or of material breach or default under their lease, and no default or breach exists on the part of SPE.  Except as set forth in the Rent Roll, all of the landlord’s obligations to construct tenant improvements or reimburse the tenants for tenant improvements under the Leases have been paid and performed in full and all concessions (other than any unexpired rent abatement set forth in the Leases) from the landlord under the Leases have been paid and performed in full. No tenant having a Lease affecting the Property is an affiliate of or controlled by or under common control with Seller.

(f) Service Contracts; Operating Statements. The list of Service Contracts to be delivered to Purchaser pursuant to this Agreement is or will be true, correct, and complete as of the date of its delivery. The documents constituting the Service Contracts made available to Purchaser are true, correct and complete copies of all of the Service Contracts affecting the Property. No SPE has received written notice of any material default under any Service Contract.

(g) Permits, Legal Compliance, and Notice of Defects. Neither Seller nor SPE has received written notice from any governmental authority that SPE fails to have any licenses, permits or certificates necessary for the use and operation of its SPE Property, including, without limitation, certificates of occupancy necessary for the occupancy of the Improvements, and to Seller’s Knowledge no SPE fails to have any such licenses, permits or certificates. Neither Seller nor SPE has received written notice from any governmental authority that the Real Property is not properly zoned for its present use or that the current use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Real Property, and to Seller’s Knowledge, there is no such violation. Neither Seller nor SPE has received written notice from any insurance company or underwriter of any defects in the Real Property that would materially adversely affect the insurability of thereof or cause an increase in insurance premiums. Neither Seller nor SPE has received any written notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Property from any governmental agency which have not been corrected to the satisfaction of the issuer of the notice.

(h) Environmental. Neither Seller nor SPE has received written notice of a violation of Environmental Laws related to the Real Property, or the presence or release of Hazardous Materials on or from the Real Property in violation of Environmental Laws, except as disclosed in the Property Information, and to Seller’s Knowledge there is no such material violation, presence or release. The term “Environmental Laws” means all federal, state, local and foreign laws and regulations governing pollution or protection of human health or the environment, including laws and regulations regulating emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Materials, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. The term “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or similar substances regulated under any Environmental Laws.

(i) To Seller’s Knowledge, the Real Property is an independent unit which does not now rely on any facilities (other than facilities covered by easements appurtenant to the Real Property or facilities of municipalities or public utilities) located on any property that is not part of the Real Property to fulfill any zoning, parking, municipal or other governmental requirement, or for the furnishing to the Property of any essential building systems or utilities (including, without limitation, drainage facilities, catch basins, and retention ponds).

(j) [Intentionally Omitted.]

(k) Disclosure. Other than this Agreement and the Property Management and Leasing Agreement, the documents delivered at Closing pursuant hereto, the Permitted Exceptions, and the Leases, Service Contracts, and any commission agreements described in Section 6.3, and except for anything disclosed in the Property Information, there are no contracts or agreements of any kind relating to the Real Property to which Seller or its agents is a party and which would be binding on Purchaser after Closing.

(l) ERISA. None of the assets of Seller or SPE constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

(m) Tax.

(i) For purposes of this Agreement, “Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable with respect thereto, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

(ii) Subject to Section 6.1(b), SPE has filed or caused to be filed all federal, state and local tax returns, informational filings and reports (collectively, “Tax Returns”), including, but not limited to, with respect to the Property or income attributable therefrom, which are due as of the date hereof and all of which are true, correct and complete in all material respects, and has paid all Taxes as shown on all such returns, filings and reports to be paid by it, or otherwise are required by law to have been paid except to the extent being disputed in good faith. SPE has not received any written notice of a tax liability, deficiency or assessment with respect to SPE nor has any written threat of the foregoing from any federal, state or local taxing authority been made to SPE. There are no governmental or other proceedings (formal or informal) or investigative proceeding pending or to the Seller’s knowledge, threatened, with respect to any such federal, state or local income or other taxes, tax returns, informational tax filings or tax reports of any of SPE. There are not in effect any waivers or extensions with respect to taxes payable by any of SPE.

(iii) Except as set forth on Exhibit Y, to Seller’s Knowledge, the Real Property consists of land, buildings, and other structural components thereof, and other assets described in Section 856(c)(4)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

(iv) Except as set forth on Exhibit Z, to Seller’s Knowledge, the total gross revenues generated by the SPE Property between January 1, 2004, and the date hereof has consisted of income from rents from real property and other revenue which constitute qualifying income under Section 856(c)(3) of the Code.

(v) The Property does not include any direct or indirect ownership interest in any entity which is not classified as a partnership for U.S. federal income tax purposes or disregarded as an entity separate from its owner for U.S. federal income tax purposes.

(vi) The Property does not include any direct or indirect ownership interest in any entity which is liable for any material Taxes, including any liability for Taxes of any predecessor or liability for any Taxes of any other person as a result of transferee liability, joint and several liability, or liability under a contract.

(vii) To Seller’s knowledge, the tax basis of the Real Property (including all of its components) as set forth on Exhibit R is correct and complete in all respects.

(n) Title. SPE is the owner of the Real Property. SPE is the owner of its interests in Personal Property and Intangible Property, free and clear of all security interests, liens, charges and encumbrances other than in connection with capital leases, the Contracts and Permitted Exceptions.

(o) Ground Leases. The copy of the ground lease to SPE that has been delivered or made available to Purchaser pursuant hereto is a true, correct and complete copy of the ground lease, including any and all amendments or supplements thereto. The documents listed on Exhibit V are all of the documents and instruments in effect with respect to the ground lease to SPE. No leasing or similar commissions are due, nor will any become due, in connection with the ground lease to SPE or any renewal or extension or expansion thereof. Seller has not received any written notice of any default or breach from the ground lessor to SPE and, to Seller’s knowledge, no party is in default under the ground lease to SPE.

(p) OFAC. (a) Seller, and to Seller’s Knowledge each person or entity owning an interest in Seller other than people or entities owning an interest through Maguire Properties, Inc., is (i) not currently identified on Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) to Seller’s Knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly)] and (d) Seller has implemented procedures, and will consistently apply those procedures, to ensure the representations and warranties of this Section 7.1(r) remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law.

(q) Employees and Benefit Plans. Effective as of the Closing, the SPE is not a party to, nor maintains, any employee benefit plan or employee welfare plan (within the meaning of the ERISA), and SPE has no obligation to contribute to any multi-employer plan (within the meaning of ERISA).

(r) Other Encumbrances. With the exception of the pledge of the Ownership Interests pursuant to the Credit Facility, none of the Ownership Interests are subject to any option, right of first refusal, purchase agreement, put, call or other right to purchase other than in favor of Purchaser or Venture. SPE is not obligated to issue additional ownership interests or to distribute additional ownership interests to any other parties whatsoever.

(s) Other Assets. Since the formation of SPE, the only real property asset that SPE has owned, directly or indirectly, is the Real Property owned thereby on the date hereof, and the only business SPE has engaged in, directly or indirectly, is the ownership and operation of such Real Property. SPE does not own, control or hold with the power to vote, directly or indirectly, any shares of capital stock or beneficial interest in any corporation, partnership, limited liability company, association, joint Purchaser or other entity.

(t) SPE Not Reporting Company. SPE is not required to file reports pursuant to Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended.

(u) Financial Statements. The Seller will prior to the Closing deliver to Purchaser copies of the financial statements for SPE as of September 30, 2005 (collectively, the “Financial Statements”). Each of the Financial Statements has been or will be prepared on a US generally accepted accounting principles basis with depreciable assets being recorded on a US generally accepted accounting principles basis, and each presents fairly the financial position of SPE, as of its date and the results of their operations, as the case may be. Since September 30, 2005, thru the date of this Agreement, there has been no circumstance, event, occurrence, change or effect that has had a materially adverse effect on the financial condition of SPE, other than, in each case, as a result of (i) changes in general economic conditions nationally, regionally or within the market in which the Real Property owned by SPE is located; and (ii) changes in the real estate industry generally and the office building leasing market specifically.

(v) Formation Documents. True, correct and complete copies of the Certificates of Formation, Certificates of Partnership, the limited liability company agreements, partnership agreements, the articles of incorporation and bylaws, as applicable (or similar organizational instruments), as amended, for SPE have been delivered to the Purchaser.

(w) Capitalization. The Ownership Interests in SPE are the only authorized, issued or outstanding equity interests in SPE. All of such Ownership Interests (i) are validly issued, fully paid and nonassessable, (ii) are, and when issued were, free of preemptive rights, and (iii) are directly or indirectly owned legally and beneficially by the Seller and, except for the pledge of the Ownership Interest pursuant to the Credit Facility, free and clear of any and all liens. Except for the pledge of the Ownership Interest pursuant to the Credit Facility, the Seller has not previously assigned, transferred or encumbered the applicable Ownership Interests in SPE. None of the Ownership Interests in SPE are subject to any written agreements or understandings among any persons with respect to the voting or transfer thereof. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Seller or any of its Affiliates to cause SPE to issue, transfer or sell, or cause the issuance, transfer or sale of, any equity interests or other securities (whether or not such securities have voting rights) of SPE.

(x) Claims Against Officers and Managers. Seller has not received written notice of any claim against any manager, officer, employee or agent of SPE or any other person which could reasonably be expected to give rise to a claim for indemnification against SPE, and to Seller’s Knowledge, there are none.

Seller also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Seller is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in the Seller is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS SELLING THE OWNERSHIP INTERESTS TO PURCHASER, AND PURSUANT THERETO SELLING ALL OTHER

PROPERTY TO PURCHASER, ON AN “AS IS, WHERE IS AND WITH ALL FAULTS” BASIS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT NONE OF SELLER, SPE, OR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS, SHAREHOLDERS, MEMBERS, PARTNERS, OFFICERS, PRINCIPALS, EMPLOYEES, COUNSEL, REPRESENTATIVES OR CONTRACTORS (COLLECTIVELY, THE “SELLER PARTIES”) HAVE MADE OR ARE NOW MAKING, AND PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON (DIRECTLY OR INDIRECTLY), ANY WARRANTIES, REPRESENTATIONS OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES, REPRESENTATIONS OR GUARANTIES AS TO (I) MATTERS OF TITLE, (II) ENVIRONMENTAL MATTERS RELATING TO THE REAL PROPERTY OR ANY PORTION THEREOF, (III) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE, UNDERGROUND WATER RESERVOIRS, LIMITATIONS REGARDING THE WITHDRAWAL OF WATER AND EARTHQUAKE FAULTS AND THE RESULTING DAMAGE OF PAST AND/OR FUTURE EARTHQUAKES, (IV) WHETHER, AND TO THE EXTENT TO WHICH, THE REAL PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (V) DRAINAGE, (VI) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (VII) ZONING OR OTHER ENTITLEMENTS, OR ANY LAND USE REGULATIONS WHATSOEVER, TO WHICH THE REAL PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (VIII) THE AVAILABILITY OF ANY UTILITIES TO THE IMPROVEMENTS OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC, (IX) USAGES OF ADJOINING PROPERTY, (X) ACCESS TO THE REAL PROPERTY OR ANY PORTION THEREOF, (XI) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE, DESIGN, QUALITY, DESCRIPTIONS, SUITABILITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF THE IMPROVEMENTS OR ANY PORTION THEREOF, (XII) ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS OR CLAIMS ON OR AFFECTING OR PERTAINING TO THE REAL PROPERTY OR ANY PART THEREOF, (XIII) THE PRESENCE OF HAZARDOUS SUBSTANCES IN OR ON, UNDER OR IN THE VICINITY OF THE REAL PROPERTY, (XIV) THE CONDITION OR USE OF THE IMPROVEMENTS OR COMPLIANCE OF THE IMPROVEMENTS WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, (XV) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (XVI) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE IMPROVEMENTS OR REAL PROPERTY, (XVII) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE REAL PROPERTY, OR (XVIII) THE MERCHANTABILITY OF THE REAL PROPERTY OR FITNESS OF THE REAL PROPERTY FOR ANY PARTICULAR PURPOSE.

In addition, except as expressly set forth in Section 7.1 hereof, Purchaser and anyone claiming by, through or under Purchaser hereby waives their respective right to recover from and fully and irrevocably release the Seller Parties from any and all Losses (as hereinafter defined) that they may now have or hereafter acquire against any of the Seller Parties arising from or related to the condition, valuation, salability or utility of the Improvements or the Real Property, or their suitability for any purpose whatsoever as of the Closing (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures or surface or subsurface waters of materials or substances that have been or may in the future be determined to be Hazardous Substances or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from any of the Real Property under current or future federal, state and local laws, regulations or guidelines). This release includes Losses of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known to Purchaser, would materially affect its release of the Seller Parties. In this connection and to the extent permitted by law, Purchaser hereby agrees, represents and warrants that it realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Losses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Purchaser nevertheless hereby intends to release, discharge and acquit the Seller Parties from any such unknown Losses.

7.2Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to each of Seller and Purchaser that:

(a) Formation and Authority. Purchaser has been duly formed, is validly existing, and is in good standing as a Delaware limited liability company. Purchaser is in good standing and is qualified to do business in each jurisdiction in which it is required to be so qualified. Purchaser has the full right and authority and has obtained any and all authorizations and consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b) Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (a) require Purchaser to file or register with, notify, or obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority; (b) conflict with or breach any provision of the organizational documents of Purchaser; (c) violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any note, bond, mortgage, indenture or deed of trust to which Purchaser is a party; or (d) violate any order, writ, injunction, decree, judgment, statute, law or ruling of any court or governmental authority applicable to Purchaser.

(c) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement. Purchaser has received no written notice of any action, suit or proceeding before any court or governmental agency or body against or affecting Purchaser or its assets that would prevent Purchaser from performing its obligations hereunder.

(d) (a) Purchaser and each person or entity owning an interest in Purchaser is (i) not currently identified on Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other List, an (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Purchaser constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Purchaser (whether directly or indirectly) and (d) Purchaser has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

Purchaser also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Purchaser is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in the Purchaser is through a U.S. Publicly-Traded Entity.

7.3Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the date of this Agreement and are remade as of the Closing and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of twelve (12) months, except for those representations and warranties set forth in Sections 7.1(c), 7.1(m) and 7.1(x), which shall survive until thirty (30) days after the expiration of the relevant statute of limitations and except for those representations and warranties set forth in Section 7.1(a), 7.2(a), 7.1(b), 7.2(b), 7.1(h), 7.1(r), 7.1(s), 7.1(t), 7.1(v) and 7.1(w) which shall survive indefinitely. Seller and Purchaser shall have the right to bring an action thereon only if Seller or Purchaser, as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within the applicable survival period; provided further, however, that Purchaser shall not have the right to bring an action against Seller with respect to the representations and warranties set forth in Section 7.1(n), without first making and exhausting any claims that could reasonably be made under the Title Policy to compensate such party for the same harm being claimed as a result of a breach of such representations and warranties by Seller.

ARTICLE 8: INDEMNIFICATION

8.1Seller’s Indemnity. Seller agrees to indemnify, defend and hold harmless Purchaser from and against any liability, claim, demand, loss, expense or damage (collectively, “Loss”) incurred by Purchaser as a result of or arising from (i) any breach of the representations and warranties made by Seller herein or in any document furnished by or on behalf of Seller pursuant to this Agreement, or (ii) any breach or nonfulfillment of any covenant or agreement on the part of Seller under this Agreement, but only to the extent such covenant or agreement expressly survives the Closing by its terms.

8.2Purchaser’s Indemnity. Purchaser agrees to indemnify, defend and hold harmless Seller from and against any Loss incurred by Seller, as a result of or arising from (i) any breach of the representations and warranties made by Purchaser herein or in any document furnished by or on behalf of Purchaser pursuant to this Agreement, or (ii) any breach or nonfulfillment of any covenant or agreement on the part of Purchaser under this Agreement, but only to the extent such covenant or agreement expressly survives the Closing by its terms.

8.3Effectiveness. Notwithstanding anything to the contrary herein, the provisions of Sections 8.1 and 8.2 of this Agreement shall become effective only upon the occurrence of the Closing and shall survive the Closing.

8.4Procedure. The following provisions govern all actions for indemnity under this Article 8 and any other provision of this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any Losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel reasonably satisfactory to the other parties; provided, however, that an indemnitee shall have the right to retain its own counsel (to be reasonably acceptable to the indemnitor), with the reasonable fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes, after consultation with counsel, that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to the indemnitor’s ability to defend such action. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

8.5Limitation on Liability. Notwithstanding anything to the contrary contained in Article 8 or elsewhere in this Agreement:

(a) No party shall have any liability to another party for breach of (i) any warranty or representation contained herein or in any schedule annexed hereto or certificate delivered in connection herewith or (ii) any covenant herein, unless, in either case, the indemnitee has given the indemnitor written notice stating in reasonable detail the factual basis for such breach. In the case of clause (i) immediately preceding, such notice must be given prior to the date (the “Clause (i) Survival Date”) on which such representation or warranty shall have ceased to survive as provided in Section 7.3 above, and in the case of clause (ii) immediately preceding, such notice must be given prior to the date (the “Clause (ii) Survival Date”) that is twelve (12) months after the Closing; provided, however, if a covenant breach shall have occurred less than thirty (30) days prior to the Clause (ii) Survival Date, indemnitee shall have an additional thirty (30) days after such date to give such notice. In either event, no party shall have any liability to another party for any breach described in clause (i) or clause (ii) of this Section 8.5(a) unless the indemnitee shall have commenced a legal proceeding in respect of such breach: (A) in the case of clause (i), prior to the date which is three (3) months after the Clause (i) Survival Date or (B); in the case of clause (ii), prior to the date which is three (3) months after the Clause (ii) Survival Date.

(b) Seller shall have no liability to any other party for Losses pursuant to Section 8.1 or for breach of the underlying representations, warranties, covenants or agreements which are the subject of such Seller’s indemnification obligations set forth in Section 8.1 (“Damages”), unless and until the aggregate amount of Damages, when aggregated with the amount of Damages sustained by Seller under (and as such term is defined in) the Master Contribution Agreement (collectively, the "Aggregate Damages") exceeds $2,000,000 (the “Deductible”); provided, however, after the amount of Aggregate Damages exceeds $2,000,000, all Aggregate Damages in excess of the first $2,000,000 shall be recoverable by the indemnitee; provided further, however, that Seller’s indemnification obligations set forth in Section 8.1, and Seller’s liability for any breach of the underlying representations, warranties, covenants or agreements which are the subject of the indemnification obligations set forth in such section shall, when added to Seller’s corresponding liabilities under the Master Contribution Agreement, collectively be limited to an aggregate amount for Seller equal to $30,000,000. All Damages shall be net of any amounts actually recovered by the indemnitee under insurance policies with respect to such Damages. Damages shall exclude, and Seller shall have no liability with respect to, Losses attributable to any breaches of representations, warranties or covenants of which the indemnitee had knowledge prior to Closing and could have terminated this Agreement but chose not to do so, unless and except for (i) breaches arising out of representations and warranties known to Seller to have been false at the time they were made, and (ii) breaches arising out of actions or omissions of Seller willfully performed or omitted in order to cause such breach. In no event shall Seller have any liability to any other party for exemplary or punitive damages. The provisions of this Section 8.5 shall become effective only upon, and shall survive the Closing.

ARTICLE 9: MISCELLANEOUS

9.1Parties Bound. No party may assign this Agreement without the prior written consent of the others, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, and assigns of the parties.

9.2Headings. The article and section headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

9.3Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements. The foregoing shall not amend or modify any provisions regarding Purchaser’s payment of costs and expenses in accordance with the terms of its limited liability company agreement.

9.4Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

9.5Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Delaware.

9.6Survival. The provisions of this Agreement that provide for performance after the Closing shall survive the Closing and shall not be deemed to be merged into or (unless otherwise provided herein or pursuant to a separate instrument) waived by the instruments of Closing.

9.7No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

9.8Entirety and Amendments. This Agreement and the exhibits and schedules hereto and the agreements referenced herein embody the entire agreement between the parties and supersede all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

9.9Time of the Essence. Time is of the essence in the performance of this Agreement.

9.10Confidentiality. No party hereto shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before Closing, without the specific prior written consent of the others, except for such disclosures to its lenders, creditors, officers, employees and agents as may be necessary to permit it to perform it’s obligations hereunder and except as and to the extent that such party, in its good faith judgment and following consultation with its counsel, believes that such disclosure is required to enable it to comply with obligations under federal or state or Australian securities laws. Notwithstanding the foregoing, any party to this transaction (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The authorization in the preceding sentence is not intended to permit disclosure of any other information unrelated to the tax treatment and tax structure of the transaction including (without limitation) (i) any portion of the transaction documents or related materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the existence or status of any negotiations unrelated to the tax issues, or (iii) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

9.11Attorneys’ Fees. If any party brings an action to enforce its rights under this Agreement, the prevailing party in the action shall be entitled to recover its costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

9.12Brokers. The parties each represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Deutsche Bank, which shall be paid solely by Seller, and Macquarie Capital Partners, which shall be paid solely by Purchaser. Each party shall indemnify and hold harmless the other parties from and against any such Loss based upon any statement, representation or agreement of such party. This provision shall survive the Closing or any termination of this Agreement.

9.13Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth below. Any such notices shall be either (i) sent by overnight delivery using an internationally recognized courier, in which case notice shall be deemed delivered upon receipt, (ii) sent by facsimile or email and promptly followed with a copy of such notice sent in the manner of clause (i) immediate preceding, in which case notice shall be deemed delivered upon transmission of such notice if such notice is transmitted between the hours of 9:00 a.m. and 5:00 p.m. during a Business Day of the recipient, otherwise on the next Business Day of the recipient, or (iii) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

If to Seller:  Maguire Properties, L.P.
333 South Grand Avenue, Suite 400
Los Angeles, California 90071
Attention: Robert Maguire and Mark Lammas
Facsimile: 213-533-5100 and 213-533 5198
Email: Robert.Maguire@MaguireProperties.com and Mark.Lammas@MaguireProperties.com

with a copy to:  Skadden, Arps, Slate, Meagher & Flom. LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention: Rand April
Facsimile: 213-687-5600
Email: RApril@Skadden.com
If to Purchaser:  Macquarie Office Trust
c/o Macquarie Office Management Limited
Level 13, 1 Martin Place
Sydney, Australia NSW 2000
Attention: Jill Rikard-Bell
Facsimile: 011-61-28-232-6510
Email: jill.rikard-bell@macquarie.com

with a copy to:  Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Ronald R. Dietrich
Facsimile: 312-701-7711
Email: rdietrich@mayerbrownrowe.com

If to Seller:	Maguire Properties, L.P.
333 South Grand Avenue, Suite 400
Los Angeles, California 90071
Attention: Robert Maguire and Mark Lammas
Facsimile: 213-533-5100 and 213-533 5198
Email: Robert.Maguire@MaguireProperties.com and
Mark.Lammas@MaguireProperties.com

with a copy to:	Skadden, Arps, Slate, Meagher & Flom. LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention: Rand April
Facsimile: 213-687-5600
Email: RApril@Skadden.com
If to Purchaser:	Macquarie Office Trust
c/o Macquarie Office Management Limited
Level 13, 1 Martin Place
Sydney, Australia NSW 2000
Attention: Jill Rikard-Bell
Facsimile: 011-61-28-232-6510
Email: jill.rikard-bell@macquarie.com

with a copy to:	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Ronald R. Dietrich
Facsimile: 312-701-7711
Email: rdietrich@mayerbrownrowe.com

9.14Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

9.15Remedies Cumulative. Except as expressly provided to the contrary in this Agreement, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

9.16Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks California or in Sydney, Australia, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein and the time during any day by which an event must occur shall be deemed to end at 6:00 p.m. (Central Time).

9.17 [Intentionally Deleted]

9.18Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.  To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or email counterparts of the signature pages.

9.19Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, on or after the Closing any further actions, documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

9.20Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.21Bulk Sales. Each party hereto shall indemnify and hold harmless the other parties from and against any Loss arising in connection with such party’s failure to comply with any applicable provisions of law relating to bulk sales.

9.22Automatic Termination. This Agreement shall be automatically terminated, without the action of any party, (i) upon the date which is one (1) year from the date of this Agreement, and (ii) if any of the Additional Agreements have been terminated pursuant to their terms; and in either of such events all obligations of the parties hereunder shall thereupon terminate, except for those obligations set forth herein that expressly survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach or default under this Agreement.

[Signature Page Follows]

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

MAGUIRE PROPERTIES, L.P. AND

MACQUARIE OFFICE II LLC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below pursuant to proper authority duly granted.

SELLER:

MAGUIRE PROPERTIES, L.P., a Maryland limited partnership

By: Maguire Properties, Inc., a Maryland corporation, its general partner

By:	/s/ Richard I. Gilchrist
Name:	Richard I. Gilchrist
Title:	President & Co-CEO

PURCHASER:

MACQUARIE OFFICE II LLC, a Delaware limited liability company

By: Macquarie Office (US) Corporation, a Maryland corporation, its managing member

By:	/s/ Rena X. Pulido
Name:	Rena X. Pulido
Title:	Vice President